Milford, IA. - December 6, 2005 - Cycle Country Accessories Corp.

(AMEX:ATC), the recognized leader in developing and manufacturing a variety of products for the all terrain vehicle (ATV), garden tractors, and golf carts, today announced its wholly owned subsidiary, Weekend Warrior, is launching a major advertising campaign. The Dallas/Ft. Worth and Philadelphia television markets will be the main focus of the campaign. Print ads will also appear in Heartland USA and On Target, both of which are hunting magazines.

"This ad campaign for Weekend Warrior is going to be hugely successful," said Cycle Country President and CEO Ron Hickman. "We believe these commercials will be a great opportunity to build brand awareness as well as show ATV owners the work that can be accomplished with Weekend Warrior accessories."

The Dallas/Ft. Worth area will air 200 commercials on ESPN, SPIKE, SciFi, and Fox News Channel. Three hundred ads will air on Fox News Channel, Outdoor Life Network, and Speed Channel in the Philadelphia market. The campaign begins in both markets and in print on December 12 and will run through the end of February 2006. The thirty-second commercials and print ads will call viewers into action by contacting Weekend Warrior via telephone, visiting their website, or looking for products at a retail center.

About Cycle Country Accessories Corporation

Cycle Country, with over 50% of the worldwide market in several product categories, is the industry leader in the design and manufacturing of custom-fitting accessories for virtually every brand of utility all-terrain vehicles (ATV's). Cycle Country also produces accessories for the lawn and garden market through its subsidiary, Weekend Warrior and makes high performance oil filters for the motorsports industry through its wholly owned subsidiary, Perf-Form. In April of 2005, Cycle Country acquired Simonsen Iron Works, now operating as Cycle Country, Spencer, providing metal fabrication.

         www.cyclecountry.com               www.weekend-warrior.com

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of Cycle Country Accessories Corporation, nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward looking statements:
This press release and other statements by Cycle Country may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "believe", "expect", "estimate", "potential", or future/conditional verbs such as "will", "should", and "could".

Contact:
Magellan Financial Media Group
Theresia Whitfield, Communications Director: 317-867-2839